Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SuperGen Receives Clearance to Begin Clinical Trials with SGI-1776,

a PIM Inhibitor

IND Clearance Triggers a $5.2 Million Milestone Payment

DUBLIN, Calif., November 20, 2008 – SuperGen, Inc. (Nasdaq: SUPG), a pharmaceutical company dedicated to the discovery and development of novel cancer therapies, today announced that it has received clearance to initiate clinical trials with SGI-1776, an inhibitor of Pim kinases. The clearance of its Original Investigational New Drug Application (“IND”) triggers a $5.2 million milestone payment to the former stockholders of Montigen Pharmaceuticals, Inc.  The milestone payment will consist of $2.8 million in cash payments and the issuance of approximately $2.4 million in equity, representing approximately 1.5 million shares of SuperGen common stock.

SuperGen will initiate a Phase I clinical trial to evaluate the safety, tolerability and pharmacokinetic profile of SGI-1776, a novel, orally administered, small molecule anticancer compound. The first in human clinical trial program will enroll patients with solid tumors with specific emphasis on hormone refractory prostate cancer and refractory non-Hodgkin’s lymphomas. These solid tumor types have been reported to overexpress the Pim kinase family of proteins at a high frequency. Overexpression of Pim-1 kinase has been shown to be a marker of poor prognosis in these tumors. A second Phase I/II study is being planned in patients with refractory leukemias in which Pim kinases are also overexpressed, and correlated with poor prognosis and drug resistance.

“We are pleased to acknowledge FDA’s clearance of our IND application to enter what we believe is the world’s first investigational product targeted to inhibit PIM kinases into Phase I clinical trials,” said Dr. James Manuso, SuperGen’s President and Chief Executive Officer. “The clearance of the SGI-1776 IND application represents a validation of our Company’s CLIMBTM technology platform and its ability to generate first-in-class drug candidates.  We look forward to rapidly advancing the development of this novel drug in the years ahead.”

“Pim kinases mediate a variety of critical cellular processes in cancer, making it an important target for cancer therapeutics,” said Greg Berk, MD, SuperGen’s Chief Medical Officer. “Inhibition of Pim kinases thus represents a novel therapeutic approach and we believe SGI-1776 represents a first-in-class agent.”

Treatment with SGI-1776 produces significant tumor regressions in animal models of acute myeloid leukemia and suppression of solid tumor growth and biomarker modulation in models of prostate adenocarcinoma and non-Hodgkin’s lymphoma. In non-clinical studies, SGI-1776 has shown good oral bioavailability and sustained inhibition of Pim kinase targets in vivo following both single and repeated oral dosing.

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About Pim as a Target

The three Pim kinases (Pim-1, Pim-2 and Pim-3) are highly conserved serine-threonine kinases that are key regulators in many signaling pathways implicated in cancer. Pim kinases can induce progression of the cell cycle, inhibition of apoptosis, and modulation of other signal transduction pathways. Transformation of Pim kinase in conjunction with other oncogenes is thought to contribute to malignancies including Burkitt’s lymphoma, prostate cancer, diffuse large cell lymphoma, as well as several types of human leukemias.

About SuperGen

Based in Dublin, Calif., SuperGen, Inc. is a pharmaceutical company dedicated to the discovery and development of novel cancer therapies. SuperGen is developing a number of therapeutic anticancer products focused on kinase and cell signaling inhibitors and DNA methyltransferase inhibitors. For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions.  These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements.  Factors that might cause the company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, whether and when the first patients will be enrolled in the trial, the overall success of the Phase I trial protocol for SGI-1776, our ability to discover, develop and move target compounds into clinical development and other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission including its most recently filed Form 10-Q and 10-K. SuperGen, Inc. undertakes no duty to update any of these forward-looking statements to conform them to actual results.

Contacts

Timothy L. Enns

SuperGen, Inc.

SVP, Corporate Communications & Business Development

Tel: (925) 560-2810

E-mail: tenns@supergen.com

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